Execution Version

SHARE PURCHASE AGREEMENT

For the Purchase of Common Shares

of

Legend Media Tianjin Investment Company Limited

By

Well Chance Investments Limited

May 8, 2008

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into as of May 8, 2008, by and among:

1.	Legend Media Inc., a corporation incorporated under the Laws of the State of Nevada, United States of America ( “Legend”);

2.	Well Chance Investments Limited, an international business company incorporated under the Laws of the British Virgin Islands (the “Purchaser”);

3.	Music Radio Limited, an international business company incorporated under the Laws of the British Virgin Islands (the "Seller"); and

4.	Ju Baochun (巨宝春) an individual holding PRC ID card No. ______________; and Xue Wei (薛伟), an individual holding PRC ID card No. ______________ (each a “Founder” and collectively the “Founders”).

The Seller and the Founders are collectively referred to as the “Seller Parties”, and each individually as a “Seller Party”. The Purchaser and the Seller Parties are referred to herein collectively as the “Parties” and each individually as a “Party”. Certain capitalized terms used in this Agreement are defined in Article 12 of this Agreement.

RECITALS

A.	The Purchaser is a wholly-owned subsidiary of Legend.

B.
Legend Media Tianjin Investment Company Limited is an international business company incorporated under the Laws of the British Virgin Islands (the “Company”) and a wholly-owned subsidiary of the Seller.

C.	Legend Media Tianjin HK Limited is a Hong Kong company that will be a wholly-owned subsidiary of the Company (“HK Company”).

D.	HK Company intends to set up a PRC Wholly Foreign Owned Entity, being a wholly-owned subsidiary of the HK Company (“PRC Subsidiary”).

E.
Tianjin Yinse Lingdong Advertising Co., Ltd. is a PRC company limited by shares (“Yinse”). The Company, the HK Company, the PRC Subsidiary and Yinse are referred to herein collectively as the “Group Companies” and each individually as a “Group Company”.

F.	The Founders are the sole shareholders of the Seller and Yinse.

G.
On the terms and subject to the conditions set forth herein, the Purchaser desires to purchase, and the Seller desires to sell to the Purchaser, common shares of the Company (the “Purchased Shares”), which Purchased Shares constitute 80% of the Shares.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1

Share Purchase and Sale

1.01.  Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (as defined below), the Seller shall sell and transfer the Purchased Shares to the Purchaser, and the Purchaser shall purchase the Purchased Shares from the Seller.

1.02.  Purchase Price; Payment Schedule.  In consideration for the sale and transfer of the Purchased Shares to the Purchaser, the Purchaser shall pay to the Seller cash consideration and share consideration, as follows:

(i)  Upon Closing, Purchaser shall deliver the share certificates representing the number of shares of common stock of Legend with an aggregate Issue Price of USD7,160,714 (the “Share Consideration”) to an escrow agent mutually designated by the Purchaser and Seller (the “Escrow Agent”) and subject to an escrow agreement (“Escrow Agreement”). The Escrow Agreement shall provide that the costs for the said escrow will be equally shared by the Purchaser and the Seller. The per share “Issue Price” is the weighted average trading price of one share of Legend’s common stock for the 90 trading days immediately prior to the date hereof.

(ii)  Within 28 days after Closing, Purchaser shall deposit USD2 million (the “Cash Consideration”) to an escrow account managed by the Escrow Agent.

1.03.  Escrow Restrictions. The Share Consideration, Cash Consideration pursuant to Section 1.04 and the original certificates and documents pursuant to Section 1.08 shall be released by the Escrow Agent to the Seller or the Purchaser, as the case may be, upon occurrence of each of the followings:

(i)  Yinse has entered into a contract with Atis Advertising (the “Atis Contract”) in form and content acceptable to Purchaser, pursuant to which (A) Yinse is granted the exclusive right to market and sell all broadcast advertising for China National Radio Station Music Radio in Tianjin, local frequency FM92.5, (B) the term of such exclusivity is at least 2 years, (C) and any fees payable for any subsequent 12-month period by Yinse under the Atis Contract shall not be increased by more than 20% of the fees payable in the first 12-month period.

(ii)  Yinse and/or the Founders have entered into certain contracts designated by Purchaser, in form and content acceptable to Purchaser (the “Yinse Contracts”), that contain one or more of the following provisions: (A) the provision of exclusive technical consulting and services by the PRC Subsidiary to Yinse, (B) the right of the PRC Subsidiary to vote the Founders’ Yinse shares, (C) a pledge by the Founders to transfer Yinse shares to the PRC Subsidiary or its designee upon certain events of breach or default, (D) an option by PRC Subsidiary or its designee to purchase Founders’ Yinse’s shares, (E) powers of attorney permitting the PRC Subsidiary to act on behalf of the Founders in connection with the foregoing, and (F) non-disclosure obligations and non-competition obligations pursuant to the Section 4.06 of this Agreement on the part of the Founders.

1.04.  Release from Escrow. If the Atis Contract and the Yinse Contracts are fully executed on or prior to December 31, 2008, the Cash Consideration and that portion of the Share Consideration with an aggregate Issue Price of USD2,160,714 shall be released to the Seller within 7 days after such execution, and the remaining Share Consideration shall be released within 7 days after determination of the 2008 Revenue (as defined below), in accordance with and subject to the terms of Section 1.05. If such execution fails to occur on or prior to December 31, 2008, the Share Consideration and the Cash Consideration shall be released to the Purchaser. The Purchaser shall have the right to seek release to Purchaser of any Share Consideration or Cash Consideration in an amount equal to any Loss incurred by Purchaser in accordance with Article 10.

1.05.  Adjustment and Release of Remaining Share Consideration.

(i)  The Purchaser and Seller shall mutually select an impartial auditor (the “Initial Auditor”) to audit and determine, according to US GAAP, the gross revenues of Yinse for the period from June 1, 2008 through December 31, 2008 (the “2008Revenue”). Such determination shall be made within 90 days after December 31, 2008. Absent manifest error, such determination shall be final and conclusive.

(ii)   The aggregate Issue Price of the Share Consideration to be released to the Seller by the Escrow Agent upon determination of the 2008 Revenue shall be as follows:

(a)	If the 2008 Revenue equals 90% or more of RMB 8.75 million (the “2008 Target Revenue”), the aggregate Issue Price shall be USD5 million.

(b)
If the 2008 Revenue equals less than 90% but more than 60% of the 2008 Target Revenue, the USD5 million aggregate Issue Price shall be reduced in accordance with the following calculation: USD5 million multiplied by (1 minus (the percentage shortfall from the 2008 Target Revenue minus 10%). For example, if the 2008 Revenue equals 80% of the 2008 Target Revenue, the percentage shortfall is 20% and the aggregate Issue Price is calculated as follows: USD5,000,000 x (1-(0.20-0.10)) = USD4.5 million, and the Seller would be entitled to receive the number of shares of Legend common stock equal to USD4.5 million divided by the Issue Price.

(c)
If the 2008 Revenue is equal to or less than 60% of the 2008 Target Revenue, the aggregate Issue Price shall be 0 and none of the Share Consideration remaining with the Escrow Agent shall be released to the Seller.

(iii)   After the release of Share Consideration, if any, to the Seller in accordance with this Section 1.05, all Share Consideration remaining with the Escrow Agent shall be released to the Purchaser.

1.06.  Closing; Time and Place. Subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7, the closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place on May 15, 2008 at 10:00 a.m., at 11F, Tower A, Building No. 1, GT International Center, Jia 3 Yongandongli, Jianguomenwai Avenue, Chaoyang District, Beijing, unless another place or time is agreed upon by the Purchaser and the Seller. The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.

1.07.  Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver:

(i)  to the Escrow Agent, a certificate or certificates representing the Share Consideration; and

(ii)  to the Seller, a true and correct copy of the resolutions or minutes of the meetings of the board of directors of the Purchaser, and where required by applicable Laws, the shareholders of the Purchaser, or other relevant internal document evidencing approval of this Agreement and the matters contemplated hereby, certified by an authorized officer of the Purchaser.

1.08.  Deliveries by the Seller. At the Closing, the following original certificates and documents shall be delivered to the Escrow Agent and released to the Purchaser on the same day when the Escrow Agent release the Cash Consideration and the Share Consideration to the Seller pursuant to the Section 1.04 of this Agreement, provided copies of such certificates and documents shall be delivered to the Purchaser on the Closing Date:

(i)  The Purchased Shares. (1) A certificate representing the Purchased Shares, duly endorsed for transfer as required under applicable Laws;, and (2) duly executed instruments of transfer with respect to the Purchased Shares.

(ii)  The Ancillary Agreements. The Seller shall deliver the Ancillary Agreements duly executed by the Seller Parties, as applicable.

(iii)  The Resignation Letters. Duly executed letters of resignation by those current officers, directors, company secretaries and signatories, as applicable, of the Group Companies as directed by the Purchaser, in form and content acceptable to the Purchaser.

(iv)  Corporate Approvals of the Seller. A true and correct copy of the resolutions or minutes of the meetings of the Seller’s board of directors, and where required by applicable Laws, the Seller’s shareholders, or other relevant internal document evidencing approval of this Agreement and the matters contemplated hereby, certified by an authorized officer of the Seller.

(v)  Board Resolutions of the Company. A true and correct copy of the resolutions or minutes of a meeting of the Company’s board of directors or other relevant internal document evidencing approval of this Agreement and the matters contemplated hereby, certified by an authorized officer of the Company.

(vi)  Legal Opinion of the BVI Counsel . A legal opinion of the BVI counsel to the Company and the Seller on valid incorporation and good standing of the Company, the Seller, and any other issues as may be reasonably requested by the Purchaser.

(vii)  Legal Opinion of the PRC Counsel. A legal opinion of the PRC counsel to the Company and the Seller on valid incorporation and existence of Yinse, the enforceability of the Yinse Contracts, and any other issues as may be reasonably requested by the Purchaser.

(viii)  Share Register. A certified copy of the share register of the Company, certified by an officer of the Company and reflecting the Purchaser’s ownership of the Purchased Shares.

(ix)  Compliance Certificate. Certificates signed by a duly authorized officer of the Seller and each of the Founders (in form and substance reasonably satisfactory to the Purchaser), dated as of the Closing Date, certifying that the matters set forth in Section 6.04 have been fulfilled and are accurate and complete.

Article 2

Representations and Warranties of the Seller and the Founders

Subject to the exceptions set forth in the Disclosure Schedule, the Seller and the Founders hereby jointly and severally, represents and warrants to the Purchaser the following at the date of this Agreement and at the Closing Date; provided, however, the representations and warranties made in respect of the Ancillary Agreements and the PRC Subsidiary under this Agreement shall be made at the Closing Date only:

2.01.  Authority. The Seller is the sole and exclusive record holder of the Shares, free and clear of all Liens, and, there are no agreements, arrangements or understandings to which the Seller is a party (other than pursuant to this Agreement and the transactions contemplated hereby) involving the purchase, sale, voting, holding or other acquisition or disposition of the Shares or any interest therein. The Seller has fully paid for such Shares in accordance with applicable Laws, and the Shares are duly and validly issued.

There is no action, suit, investigation, complaint or other proceeding pending against the Seller or, to the knowledge of the Seller or the Founders, threatened against the Seller or the Founders or any other Person that restricts in any respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any Party or beneficiary of its rights under this Agreement or the performance by any Party of its obligations under this Agreement.

The Seller and the Founders do not have any pre-emptive rights, rights of first refusal, co-sale rights or similar rights in respect of the Company or the Shares. In furtherance and not in limitation of the foregoing, the Seller and the Founders hereby waive any and all pre-emptive rights, rights of first refusal, co-sale rights or similar rights, as well as any entitlements to liquidation preferences or other preferences contemplated under the memorandum and articles of association of the Company or otherwise, to the extent that any such rights or preferences would be inconsistent with the transactions set forth in this Agreement or the Ancillary Agreements.

Each of the Founder, Seller and Group Company has all requisite corporate or other power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to which such Party is a party and the performance by such Party of its obligations hereunder and thereunder, has been duly and validly authorized and no other corporate action on the part of such Party is necessary. This Agreement and the Ancillary Agreements, upon the execution and delivery by each of the Founders, Seller and Group Company (assuming due and valid execution and delivery by the Purchaser), will constitute legal, valid and binding obligations enforceable against such Party in accordance with their terms.

2.02.  Tax Matters. Each of the Seller and the Founders represents and warrants that the Seller or the Founders has had an opportunity to review with its own tax advisors the tax consequences to the Seller or the Founders of the sale of the Purchased Shares and the other transactions contemplated by this Agreement. Each of the Seller and the Founders understands that it must rely solely on its advisors and not on any statements or representations by the Purchaser, each Group Company or any of their respective agents. Each of the Seller and the Founders understands that, unless otherwise required under this Agreement, it shall be responsible for its own tax liability under relevant Law that may arise from the sale of the Purchased Shares and the other transactions contemplated by this Agreement.

2.03.  Reliance by the Purchaser. Each of the Seller and the Founders understands and acknowledges that the Purchaser is entering into this Agreement in reliance upon the representations and warranties and covenants of the Seller Parties made herein (subject to the exceptions and disclosures contained in the Disclosure Schedule).

2.04.  The Company

(i)  Organization. The Company is an international business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has full corporate power and authority to conduct its business as now conducted and to own, use and lease its Assets and Properties. Except for the HK Company, the Company has no other subsidiaries or branches. There are no other companies, partnerships, joint ventures, associations or other entities in which the Company, of record or beneficially, has any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The Company has not engaged in any substantive business since its incorporation.

(ii)  Company Share Capital. The total authorized share capital of the Company consists of 50,000 ordinary shares. The Shares are duly authorized, validly issued, fully paid and non-assessable and are owned, of record by the holders thereof free and clear of all Liens, and were either issued in accordance with all applicable securities Laws or pursuant to exemptions therefrom. There are no outstanding Options with respect to the Company. There are no currently outstanding offers to provide Options made by the Company that as at the date hereof have not been issued or granted. The Shares are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Laws, the charter documents or any contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of the Company may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which the Company is a party or is otherwise bound. There is no outstanding equity or similar securities of the Company or any rights to acquire such securities of the Company.

2.05.  The HK Company

(i)  Organization. The HK Company is duly incorporated, validly existing and in good standing under the Laws of the Hong Kong and has full corporate power and authority to conduct its business as now conducted and to own, use and lease its Assets and Properties. Except for the PRC Subsidiary, the HK Company has no other subsidiaries or branches. There are no other companies, partnerships, joint ventures, associations or other entities in which the Company, of record or beneficially, has any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. The HK Company has not engaged in any substantive business since its incorporation.

(ii)  HK Company Share Capital. The total authorized share capital of the Company consists of 10,000 ordinary shares. The shares outstanding as at the date of this Agreement are duly authorized, validly issued, fully paid and non-assessable and are owned, of record by the holders thereof free and clear of all Liens, and were either issued in accordance with all applicable securities Laws or pursuant to exemptions therefrom. There are no outstanding Options with respect to the HK Company. There are no currently outstanding offers to provide Options made by the HK Company that as at the date hereof have not been issued or granted. The shares are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Laws, the charter documents or any contract to which the Company is a party or otherwise bound.

2.06.  The PRC Subsidiary.

(i)  The PRC Subsidiary is a corporation duly organized and validly existing under the Laws of the PRC, and has full corporate power and authority to conduct its business as now conducted and to own, use and lease its Assets and Properties. The PRC Subsidiary is duly qualified, licensed or admitted to do business in the PRC. All such registered capital has been duly authorized and is fully paid and is owned, of record or beneficially, by the HK Company free and clear of all Liens. There are no outstanding Options with respect to the PRC Subsidiary. The PRC Subsidiary does not have any subsidiaries, branches or representative offices. The PRC Subsidiary has not engaged in any substantive business since its incorporation.

(ii)  The equity interests in the PRC Subsidiary are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Laws, the charter documents or any contract to which the PRC Subsidiary is a party or otherwise bound.

2.07.  Yinse.

(i)  Section 2.07 of the Disclosure Schedule lists the name of Yinse and all lines of business in which Yinse is engaged. Yinse is a corporation duly organized and validly existing under the Laws of the PRC, and has full corporate power and authority to conduct its business as now and proposed to be conducted and to own, use and lease its Assets and Properties.

(ii)  Yinse is duly qualified, licensed or admitted to do business in the PRC. The registered capital of Yinse has been duly authorized and is fully paid and is owned by the holders thereof free and clear of all Liens. There are no outstanding Options with respect to Yinse. Yinse does not have any subsidiaries, branches or representative offices.

(iii)  All the equity interests in Yinse are owned by the Founders and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Laws, the charter documents or any contract to which Yinse or a Founder is a party or otherwise bound.

(iv)  No penalty has been imposed on Yinse by the relevant PRC governmental authorities due to its failure to comply with applicable Laws.

2.08.  Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Seller Parties is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

2.09.  Compliance with Laws and Orders. None of the Group Companies is or has at any time received any notice that it is or has at any time been, in any violation, breach or default of any term of its articles of association, or of any provision of Contract, or any PRC Laws applicable to or binding upon the Group Company or its Assets and Properties (as the case may be).

2.10.  Licenses. All consents, approvals, permits or Licenses required for the operation of the business of the Group Company have been obtained. The Group Company has at all times carried on its business in compliance with all applicable Laws. Neither the Group Company nor any of its directors, shareholders, and officers has committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, legislation or regulation in the course of carrying on the Group Company’s business. The Group Company is not the subject of any ongoing or threatening inquiry that would have an adverse effect by any governmental or regulatory body.

Each License is valid, binding and in full force and effect; and no Group Company is or has at any time been, or has received any notice that it is or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

2.11.  Contracts.

(i)  Section 2.11 of the Disclosure Schedule contains a true and complete list of each of the all Contracts, to which any Group Company is a party or by which any of its respective Assets and Properties is bound (including material Contracts that have expired by their terms or otherwise terminated but have liabilities that continue to attach to such Group Company):

(ii)  The Seller has delivered to the Purchaser true and complete copies (or, if not in writing, reasonably complete and accurate written descriptions) of each Contract or other arrangement required to be listed on Section 2.11 of the Disclosure Schedule, together with all amendments and supplements thereto.

(iii)  Each Contract to which each Group Company is a party is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither any Group Company nor, to the knowledge of the Seller Parties, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) or that another party to a Contract listed in Section 2.11 of the Disclosure Schedule intends to cancel, terminate or refuse to renew such Contract.

(iv)  No Group Company is a party to or bound by any Contract that could result, individually or in the aggregate with any other such Contracts, in a Business Material Adverse Effect.

2.12.  Real Property.

(i)  Each Group Company, as applicable, is in possession as lessee of each parcel of real property, together with all facilities, fixtures and other improvements thereon, and in each case such lease is, to the knowledge of the Group Companies, free and clear of all Liens. To the knowledge of the Group Companies, none of the use of such real property, facilities, fixtures or other improvements contravenes or violates any occupational safety and health or other applicable Law in any material respect.

(ii)  Each Group Company, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties used by it for the full term of the lease. Each lease referred to in paragraph above is a legal, valid and binding agreement of the applicable Group Company, enforceable in accordance with its terms, and to the knowledge of the Group Companies, is a legal, valid and binding agreement of each other Person that is a party thereto, and no Group Company has received notice of any default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

(iii)  Prior to the execution of this Agreement, each Group Company has delivered to the Purchaser true and complete copies of all leases (including any amendments and renewal letters).

(iv)  No Group Company is a lessor under any lease, sublease, tenancy or license of, or entered into any rental agreement with respect to, any portion of the real property referred to in paragraph.

2.13.  Insurance. No commercial insurance is used or necessary in the conduct of the business of the Group Companies.

2.14.  Taxes. All Tax Returns required to be filed in respect of each Group Company have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete. All Taxes due and payable by each Group Company, whether or not shown as due on such Tax Returns, have been fully paid when due.

2.15.  Legal Proceedings. There are no:

(i)  Actions or Proceedings pending or, to the knowledge of the Seller or any Group Company, threatened against any of the Group Companies or any of their respective Assets and Properties;

(ii)  Orders outstanding against any of the Group Companies; or

(iii)  to the knowledge of the Seller Parties, facts or circumstances known to any of the Group Companies that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (i) or (ii) above.

2.16.  Affiliate Transactions. Except for the Ancillary Agreements, as at the date of this Agreement, (i) there are no inter-company Liabilities between a Group Company, on the one hand, and the Seller, or officer, director or Affiliate of the Seller, on the other, (ii) neither the Seller, nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Group Companies, (iii) no Group Company provides or causes to be provided any assets, services or facilities to the Seller or any officer, director or Affiliate of the Seller and (iv) no Group Company beneficially owns, directly or indirectly, any Investment Assets of the Seller or any such officer, director or Affiliate of the Seller.

2.17.  Employees; Labor Relations.

The Group Companies have complied with all applicable Laws relating to the employment of labor.

2.18.  Bank and Brokerage Accounts; Investment Assets. Section 2.18 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Group Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.

2.19.  Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser, or any of the Seller Parties for a finder’s fee, brokerage commission or similar payment.

2.20.  Assets and Properties. The Group Company has good and marketable title to its owned properties and assets free and clear of liens or encumbrance. All facilities, machinery, equipment, fixtures, vehicle and other properties owned, leased or used by the Group Company are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for purposes for which they are being used.

2.21.  No Insolvency. No order has been made or petition presented or resolution passed for the winding up of a Group Company. None of the Group Companies is insolvent or unable to pay its debts as and when due.

2.22.  No Conflicts. The execution, delivery and performance by each of the Founders and the Seller of this Agreement and the Ancillary Agreements to which such Person is a party and the consummation of the transactions contemplated hereby and thereby will not:

(i)  conflict with or result in a violation or breach of any of the provisions of the memorandum and articles of association (or other comparable corporate charter documents) of the Seller and Group Company;

(ii)  conflict with or result in a violation of any Law or Order applicable to the Seller, the Founders and Group Company or any of its Assets and Properties; or

(iii)  (a) conflict with or result in a violation of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the Founders, the Seller and Group Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (d) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to or result in any loss of benefit under or with respect to, (e) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (f) result in the creation or imposition of any Lien upon a Group Company or any of its respective Assets and Properties, under any Contract or License to which such Group Company is a party or by which any of its respective Assets and Properties is bound or any Law or Order applicable to a Group Company or any of its respective Assets and Properties.

2.23.  No Dividend or Other Distribution. No dividend or other distribution has occurred since its establishment with respect to any of the Group Companies.

2.24.  No Undisclosed Liabilities. There are no Liabilities against, relating to or affecting the Group Company or any of its Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice. No Group Company is a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. No Group Company has any interest payment obligation, including, without limitation, bank debt. Except as set forth in Section 2.24 of Disclosure Schedule, there is no capital commitment (including, without limitation, off-balance sheet capital commitment) for any Group Company.

2.25.  No Powers of Attorney. Except as set forth in Section 2.25 of the Disclosure Schedule, no Group Company has any powers of attorney or comparable delegations of authority outstanding.

2.26.  Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since the establishment of the Group Companies there has not been any Business Material Adverse Effect on the Group Companies and none of the actions set forth in Section 4.05 has occurred except as otherwise agreed in writing by the Purchaser or as requested by the Purchaser. Without limiting the foregoing, there has not occurred since the establishment of the Group Companies until the date hereof:

(i)  any (a) amendment of the memorandum and articles of association (or other comparable corporate charter documents) of, or (b) reorganization, liquidation or dissolution of any Group Company;

(ii)  any capital expenditure, commitments for additions to property, plant, equipment or license of any Group Company constituting capital assets in an aggregate amount exceeding Ten Thousand US Dollars (US$10,000);

(iii)  any entry into any exclusive distribution, marketing, sales or other similar agreement with any third person whereby any Group Company has granted any third party exclusivity right;

(iv)  any material communication with a Governmental Authority;

(v)  any transaction by a Group Company with the Seller, any officer, director or Affiliate of the Seller (a) outside the ordinary course of business consistent with past practice or (b) other than on an arm’s-length basis;

(vi)  any material change in (a) any accounting, financial reporting, or Tax practice or policy of any Group Company or (b) the fiscal year of any Group Company;

(vii)  any entering into of an agreement to do or engage in any of the foregoing after the date hereof, except as contemplated by this Agreement; or

(viii)  any other transaction involving or affecting a Group Company outside the ordinary course of business consistent with past practice.

2.27.  Disclosure. The Seller Parties have provided the Purchaser with all information that the Purchaser has requested (for deciding whether to acquire the Purchased Shares). The Seller Parties have provided the Purchaser with all information that, to the best knowledge of the Seller Parties, may materially and adversely impact the business and financial condition of the Yinse. The Seller Parties have not been aware of any fact which has not been disclosed to Purchaser, which could have a Business Material Adverse Effect on Yinse. If any of the representations and warranties by the Seller and the Founders in this Agreement, any of the other statements or certificates or other materials made or delivered to the Purchaser at any time in connection herewith, or materials provided to the Purchaser in connection with its due diligence, becomes untrue or misleading in any material respect, the Seller Parties shall, and shall promptly notify the Purchaser in writing of such fact and of the reasons for such change.

No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. Any certificate, list or other writing furnished to the Purchaser and/or its Affiliates and representatives is a genuine and truthful copy of the original copy.

Article 3

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants the following to the Seller and the Founders as at the date of this Agreement and as at the Closing Date:

3.01.  Authorization by the Purchaser. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of the Purchaser, no other corporate action on the part of the Purchaser or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes (assuming due and valid execution and delivery by the Seller Parties), and upon the execution and delivery by the Purchaser of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

3.02.  Organization. The Purchaser is a corporation duly organized, validly existing under the Laws of its jurisdiction of formation. On the Closing Date and subject to other provisions of this Agreement, the Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly qualified, licensed or admitted to do business in all jurisdictions, in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Ancillary Agreements to which it is a party or on the ability of the Purchaser to perform its obligations hereunder or thereunder.

3.03.  No Conflicts. The execution and delivery by the Purchaser of this Agreement does not, and the execution and delivery by the Purchaser of the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations under this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(i)  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Purchaser, as the case may be;

(ii)  conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its respective Assets and Properties to the extent that such conflict, violation or breach would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement; or

(iii)  require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any Contract or License to which the Purchaser is a party or by which any of its Assets and Properties is bound.

3.04.  No Insolvency. No order has been made or petition presented or resolution passed for the winding up of the Purchaser. The Purchaser is not insolvent or unable to pay its debts as and when due and there is no unfulfilled insolvency-related decree or court order outstanding against the Purchaser.

3.05.  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. Notwithstanding anything to the contrary of this Agreement, the Purchaser agrees to bear its own cost for such finder’s fee, brokerage commission or similar payment, if any.

3.06.  Consideration Shares. The Share Consideration has been duly authorized, and when delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than the Lock-in and orderly market conditions or otherwise as contemplated under this Agreement.

3.07.  Litigation. As at the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Article 4

Covenants of the Seller Parties

Except as expressly set forth in this Article 4 or otherwise consented to by the Purchaser, the Seller and the Founders covenant and agree with the Purchaser that, at all times from and after the date hereof until the earlier of (a) the Closing Date and (b) the termination of this Agreement, except otherwise stipulated in this Agreement, the Seller and the Founders will comply with all covenants and provisions of this Article 4. For the purposes of this Article 4, the parties understand and agree that under all circumstances where the Seller and the Founders covenant to cause the Group Companies to take, or refrain from taking a particular action, each of the Seller and the Founders agree to exercise all control and power over the Group Companies available to the Seller and the Founders (whether by virtue of office, directorship, shareholder status, contract or otherwise) in order to cause the Group Companies to take, or refrain from taking, the specified action, provided that neither the Seller nor the Founders shall be obligated to exercise any control or power not available to it.

4.01.  Investigation by the Purchaser. The Seller and the Founders will, and will cause the Group Companies to, (i) provide the Purchaser and its officers, directors, key employees, agents, counsel, accountants, financial advisors, consultants and other representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Group Companies and their Assets and Properties and books and records, and (ii) furnish the Purchaser and such other Persons with all such information and data (including copies of Contracts and other books and records) concerning the business and operations of the Group Companies as the Purchaser or any of such other Persons may reasonably request in connection with such investigation.

4.02.  Conduct of Business. The Group Companies shall, and the Seller and Founders will cause the Group Companies to, conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Group Companies shall, and the Seller and Founders will cause the Group Companies to:

(i)  (a) preserve intact the present business organization and reputation of the Group Companies, (b) keep available (subject to dismissals, resignations and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Group Companies, (c) maintain the Assets and Properties of the Group Companies in good working order and condition, ordinary wear and tear excepted, (d) maintain the goodwill of customers, suppliers, lenders and other Persons to whom the Group Companies provide services or with whom any Group Company otherwise has a significant business relationship, and (e) continue all current sales, marketing and promotional activities relating to the business and operations of the Group Companies;

(ii)  comply, in all respects, with all Laws and Orders applicable to them and promptly following receipt thereof give the Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws or Order.

4.03.  Notice and Cure. The Seller Parties will notify the Purchaser promptly in writing of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of any of the Seller Parties under this Agreement to be breached or that renders or will render untrue in all respects any representation or warranty of the Seller Parties contained in this Agreement as if the same were made on or as at the date of such event, transaction or circumstance. The Seller Parties also will notify the Purchaser promptly in writing of, and to the extent requested by the Purchaser, will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by a Seller Party in this Agreement, whether occurring or arising before, on or after the date of this Agreement.

4.04.  Fulfillment of Conditions. The Seller Parties will execute and deliver at the Closing each Ancillary Agreement and other document or certificate that such Seller Party is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Purchaser contained in this Agreement and will not, and will not permit the Seller Parties to take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition. Each of the Seller Parties will take any other action required to authorize, approve and make effective the Transactions in accordance with applicable Law.

4.05.  Certain Restrictions. Except as otherwise agreed in writing by the Purchaser, the Group Companies shall, and the Seller and the Founders shall cause the Group Companies to refrain from:

(i)  authorizing, issuing, selling or otherwise disposing of any capital shares with respect to any Group Company, or effecting any share split or other change in the capitalization of any Group Company, or modifying or amending any right of (a) any holder of outstanding capital shares with respect to any Group Company or (b) any holder of rights to acquire capital shares with respect to any Group Company;

(ii)  declaring, setting aside or paying any dividend or other distribution in respect of any capital shares of any Group Company;

(iii)   (a) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (1) any Contract or (2) any License or (b) granting any irrevocable powers of attorney, in each case other than in the ordinary course of business consistent with past practice;

(iv)  violating, breaching or defaulting under in any respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any License held or used by the Group Companies or any Contract to which any of the Group Companies is a party or by which any of their respective Assets and Properties is bound;

(v)  (a) incurring any additional Indebtedness (other than Indebtedness incurred in the ordinary course of business), or (b) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of any of the Group Companies under, any Indebtedness of or owing to any of them (other than Indebtedness incurred in the ordinary course of business);

(vi)  making capital expenditures or commitments for additions to property, plant or equipment in an aggregate amount exceeding Ten Thousand US Dollars (US$10,000);

(vii)  making any change in the lines of business in which they participate or are engaged which would result in a Business Material Adverse Effect; or

(viii)  entering into any agreement to do or engage in any of the foregoing.

4.06.  Post-Closing Covenants. The Founders covenant as follows:

(i)  From the date hereof until the earlier of the third anniversary of the date of this Agreement or the termination of the Founder’s employment with any of the Group Companies or any of their Affiliates, the Founders shall use best efforts to assist the Group Companies to:

(a)
promptly procure and maintain all required Licenses to operate the business of the Group Companies (including Yinse’s registration of its branch office and update of its business license to reflect its branch offices) and shall not take or fail to take any action that results in, or would be reasonably likely to result in, the revocation or non-renewal of the Licenses of Yinse, or that would otherwise cause or result in the commencement of Actions or Proceedings by any governmental authorities that would be reasonably likely to result in a Business Material Adverse Effect on the Group Companies; and

(b)	unless otherwise expressly agreed by the Purchaser in writing, promptly file with the applicable PRC tax authority all required submissions, applications and other documents.

(ii)  The Founders shall not sell, transfer or encumber the remaining Shares owned by the Founders without the prior written consent of the Purchaser.

(iii)  Mr. Ju Baochun agrees and acknowledges that he will serve as executive management of Legend, subject to duty of care and duty of loyalty applicable to management of a public reporting company, including, without limitation, to refrain from engaging in any affiliated transaction or disclosing any non-public information of Legend and/or its Affiliates, conducting any activity that may be competitive with the current or proposed business of any of the Group Companies or Legend without the approval of the board of directors of Legend. Mr. Ju Baohcun agrees to cause any of his Affiliates to abide by the obligations under this paragraph.

(iv)  The Founders and their Affiliates will not engage in any business related to radio advertising, including, without limitation, the obtaining of rights from any radio station, except as conducted through the PRC Subsidiary, Yinse or another newly-formed entity, the revenues and profits of which may be consolidated into the financial statements of Legend according to US GAAP.

(v)  Notwithstanding the immediately foregoing subsections (iii) and (iv), the Parties acknowledge and agree to the following:

(a)
One Affiliate of Mr. Ju is engaged in the general advertising business, and such Affiliate may from time to time place radio advertisements on behalf of its clients, provided such advertisements are with radio stations that broadcast outside the current or proposed coverage area or territory of any of the Group Companies and their Affiliates.

(b)
 One Affiliate of Mr. Ju has entered into an exclusive agency agreement with a Beijing-based national radio channel. Legend is currently in negotiations with Mr. Ju regarding a transaction with such Affiliate. During the period prior to the consummation of such transaction, the operations of such Affiliate will not constitute a breach of this Agreement, provided that such consummation is not unreasonably delayed and in any event occurs prior to July 31, 2008.

(vi)  The Founders agree that the Share Consideration shall be subject to a 12-month Lock-in, starting from the issuance date of such Share Consideration, and that after the expiration of such Lock-in period, upon consultation with the broker of the Purchaser or Legend, the Founders shall sell such Share Consideration in a manner which maintains an orderly market in Legend's shares.

ARTICLE 5

Covenants of the Purchaser

The Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof until the Closing, the Purchaser will comply with all covenants and provisions of this Article 5, except to the extent the Seller may otherwise consent in writing.

5.01.  Fulfillment of Conditions. The Purchaser will execute and deliver at the Closing each Ancillary Agreement that the Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

5.02.  Notice and Cure. The Purchaser will notify the Seller and the Founders promptly in writing of, and contemporaneously will provide the Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Purchaser contained in this Agreement as if the same were made on or as at the date of such event, transaction or circumstance. The Purchaser also will notify the Seller and the Founders promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 5.02 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Seller’s right to seek indemnity under Article10.

5.03.  Shareholders Approval. In the event that the approval of shareholders of the Purchaser is required in order for the transactions contemplated under this Agreement and the Ancillary Agreements to be consummated, the Purchaser shall use its best efforts to obtain such approval within thirty (30) days after the date of this Agreement.

ARTICLE 6

Conditions to Obligations of the Purchaser

The obligations of the Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

6.01.  Regulatory Consents and Approvals. As at the Closing Date, all consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Seller to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to the Purchaser (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have occurred.

6.02.  Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or which could reasonably be expected to have a Business Material Adverse Effect on the Group Companies, and there shall not be pending or threatened on the Closing Date any Actions or Proceedings or any other action, statement or objection in, before or by any Governmental Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser, the Group Companies or the transactions contemplated by this Agreement or any of the Ancillary Agreements of any such Order or Law.

6.03.  Third Party Consents. The consents (or in lieu thereof waivers) and all other consents (or in lieu thereof waivers) to the performance by the Seller Parties of their obligations under this Agreement and the Ancillary Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which any of the Seller Parties is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to adversely affect the Purchaser or have a Business Material Adverse Effect on the Group Companies, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to the Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

6.04.  Performance of Obligations; Representations and Warranties. Each Seller Party shall have performed and complied with all covenants, obligations and agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing and each of the representations and warranties made by such Seller Party in this Agreement and in each Ancillary Agreement to which it is a Party, shall be true and correct in all respects on the date hereof and on and at the Closing Date as though such representation or warranty was made on and at the Closing Date, and any representation or warranty made as at a specified date earlier than the Closing Date shall have been true and correct in all respects on such earlier date.

6.05.  Closing Deliveries. The Seller Parties shall have delivered to the Purchaser all of the documents and agreements set forth in Section 1.08.

6.06.  Certificates. The Purchaser shall have received certificates from each of the Seller Parties dated the Closing Date in form and substance reasonably satisfactory to the Purchaser, certifying that the conditions set forth herein have been satisfied.

6.07.  Proceedings. All board and/or shareholder approvals to be obtained on the part of the Seller and the Founders in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6.08.  Directors and Management. The Group Companies shall have updated and filed their respective register of directors to accurately reflect their current directors and general managers (to the extent applicable), including the following directors of the Group Companies, who shall be appointed effective at the Closing:

(a)  The Company : Jeffrey Dash, William Lee and Ju Baochun;

(b)  The HK Company: Jeffrey Dash, William Lee and Ju Baochun; and

(c)  The PRC Subsidiary: Jeffrey Dash, William Lee and Ju Baochun.

6.09.  No Business Material Adverse Effect. There shall have been no Business Material Adverse Effect.

6.10.  HK Company. Ownership of all the equity interests of the HK Company shall have been transferred to the Company.

6.11.  Business License. The PRC Subsidiary shall have completed capital injection in the amount of 15% of its registered capital, among which 20% is contributed by the Seller and 80% contributed by the Purchaser and obtained the final business license from relevant PRC Governmental Authority.

ARTICLE 7

Conditions to Obligations of the Seller

The obligations of the Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller in their sole discretion):

7.01.  Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or which could reasonably be expected to have a Business Material Adverse Effect on the Purchaser, or there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental Authority which would result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Seller or the Founders or the transactions contemplated by this Agreement or any of the Ancillary Agreements of any such Order or Law.

7.02.  Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have occurred.

7.03.  Representations and Warranties. The Purchaser shall have performed and complied with all covenants, obligations and agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing and each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects on and as at (i) the date hereof, and (ii) the Closing Date as though such representation or warranty was made on and as at the Closing Date, and any representation or warranty made as at a specified date earlier than the Closing Date shall have been true and correct in all respects on and as at such earlier date.

7.04.  Proceedings. All board and/or shareholder approvals to be obtained by the Purchaser in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller and the Founders, and the Seller and the Founders shall have received copies of all such documents and other evidences as the Seller and the Founders may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE 8

Tax Matters and Post-Closing Taxes

The Parties shall pay their respective sales, use, value added, transfer, real property transfer, recording, stamp stock transfer and other similar Taxes and fees arising out of the transactions effected pursuant to this Agreement and the Ancillary Agreements.

ARTICLE 9

Survival of Representations, Warranties and Covenants

Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Group Companies or any right of any Party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other Party contained in this Agreement, and notwithstanding anything known by any such Party or the fact of the Closing, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller Parties contained in this Agreement (subject to the exceptions and disclosures contained in the Disclosure Schedule). The Representations, warranties, covenants and agreements contained herein shall survive the Closing.

ARTICLE 10

Indemnification

10.01.  Indemnification by the Seller and the Founders.

The Seller and the Founders shall jointly and severally indemnify the Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Loss suffered, incurred or sustained by any of them or to which any of them becomes subject to, resulting from or arising out of any of the following:

(i)  any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of any of the Seller Parties contained in this Agreement or in any Ancillary Agreement (subject always to the exceptions and disclosures contained in the Disclosure Schedule); or

(ii)  any fraud or negligence by a Seller Party, or any of their respective employees, officers, directors or shareholders with respect to the subject matter of any of the representations, warranties, covenants or agreements contained or contemplated by this Agreement or in any Ancillary Agreement.

10.02.  Indemnification by the Purchaser.

The Purchaser shall indemnify the Seller and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Loss suffered, incurred or sustained by any of them or to which any of them becomes subject to, resulting from or arising out of any of the following:

(i)  any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Purchaser contained in this Agreement or in any Ancillary Agreement; or

(ii)  any fraud or negligence by the Purchaser, or any of its employees, officers, directors or shareholders with respect to the subject matter of any of the representations, warranties, covenants or agreements contained or contemplated by this Agreement or in any Ancillary Agreement.

ARTICLE 11

Termination

11.01.  Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

(i)  in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within fifteen (15) Business Days following notification thereof by the terminating party;

(ii)  if any Order enjoining the Purchaser or any Seller Party from consummating the transactions contemplated by this Agreement shall have become final and non-appealable; or

(iii)  at any time after 90 days after the date hereof upon notification to the non-terminating party by the terminating party if the Closing has not occurred on or before such date; provided, however, that the right to terminate this Agreement under this Section 11.01 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Notwithstanding with anything to the contrary in this Agreement, the Purchaser shall be entitled to terminate this Agreement and the Ancillary Agreements subsequent to the Closing, if Yinse fails to obtain the Atis Contract on or prior to December 31, 2008. Upon such termination, all Parties shall be restored to status quo, including, without limitation, the Cash Consideration and the Share Consideration being immediately returned to the Purchaser or Legend, as applicable, and the transfer of the Purchased Shares back to the Seller.

11.02.  Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller and the Founders, or the Purchaser (or, with regards to the Seller, and the Purchaser, any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 13.04 and confidentiality in Section 13.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(ii) or (iii), any Party will remain liable to the non-breaching Party for any breach of this Agreement by the breaching Party existing at the time of such termination, and the non-breaching Party may seek such remedies, including damages and reasonable fees of attorneys, against the breaching Party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE 12

Definitions

12.01.  Definitions.

(i)  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means (i) any action, suit, proceeding, arbitration or (ii) any Governmental Authority inquiry, investigation or audit.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning twenty percent (20%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning ascribed to it in the introductory paragraph.

“Ancillary Agreements” means the Yinse Contracts and the Escrow Agreement.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

“Atis Advertising” means Beijing Atis Advertising Co., Ltd. (北京阿提斯广告有限公司), a corporation incorporated under the Laws of PRC.

“Atis Contract” has the meaning ascribed to it in Section 1.02 of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the PRC and the U.S. are authorized or obligated to close.

“Business Material Adverse Effect” means any material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations of the Group Companies taken as a whole, or (ii) the ability of the Seller Parties to perform their obligations under this Agreement or any Ancillary Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements without material delay. In determining whether there has been a Business Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably could be expected to result in a Business Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Business Material Adverse Effect.

“BVI” means British Virgin Islands.

“Cash Consideration” has the meaning ascribed to it in Section 1.02 of this Agreement.

“Closing” means the closing of the transactions contemplated by Section 1.06 of this Agreement.

“Closing Date” has the meaning ascribed to it in Section 1.06 of this Agreement.

“Contract” means any agreement, lease, and evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Disclosure Schedule” means the Disclosure Schedule, including any document annexed to the Disclosure Schedule, attached hereto as the Exhibit, dated as at the date hereof and as updated immediately prior to the Closing Date, delivered to the Purchaser by the Seller Parties in connection with this Agreement.

“Escrow Agent” has the meaning ascribed to it in Section 1.02 of this Agreement.

“Escrow Agreement” has the meaning ascribed to it in Section 1.02 of this Agreement.

“Founders” has the meaning ascribed to it in the forepart of this Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, any foreign country or any domestic or foreign state, county, city or other political subdivision including but not limited to the Ministry of Commerce and their respective local and provincial branches or departments.

“HKIAC” means Hong Kong International Arbitration Centre.

“Hong Kong” or “HK” means the Hong Kong Special Administrative Region of the PRC.

“HK Company” has the meaning ascribed to it in the Recitals to this Agreement.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, installment payments or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“Issue Price” has the meaning ascribed to it in Section 1.02 of this Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the PRC, the United States, the British Virgin Islands or any other country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Legend” has the meaning ascribed to it in the forepart of this Agreement.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Lock-in” means the prohibition of any sale or transfer of the Share Consideration.

“Loss” means any and all direct or indirect damages, fines, fees, penalties, losses and expenses (including interest, court costs, and reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), whether foreseeable or not.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means (i) any writ, judgment, decree, injunction or (ii) any other decision, ruling, order or statement of any Governmental Authority (in each such case whether preliminary or final).

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“PRC” means the People’s Republic of China, and for the purpose of this Agreement, not including Hong Kong, Macau and Taiwan.

“PRC Subsidiary” has the meaning ascribed to it in the Recitals to this Agreement.

“Purchased Shares” has the meaning ascribed to it in Section 1.01 of this Agreement.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“2008 Revenue” has the meaning ascribed to Section 1.03 of this Agreement.

“2008 Target Revenue” has the meaning ascribed to Section 1.02 of this Agreement.

“Seller” has the meanings ascribed to them in the forepart of this Agreement.

“Share Consideration” as the meaning ascribed to Section 1.02 of this Agreement.

“Shares” means all the issued and outstanding common shares of the Company.

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes any of the Group Companies.

“Transactions” means (1) the execution and delivery of this Agreement and the Ancillary Agreements, and (2) all of the transactions contemplated hereunder and thereunder, including the sale of the Purchased Shares by the Seller to the Purchaser, and the performance by the Purchaser and the Seller Parties of their respective obligations hereunder.

“USD”, “US$” means U.S. dollars, the lawful currency of the United States of America.

  “US GAAP” means the generally accepted accounting principles in the United States.

  “Yinse” has the meaning ascribed to it in the Recitals to this Agreement.

(ii)  Unless the context of this Agreement otherwise requires, (1) words of any gender include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (4) the terms “Article”, “Section” or “clause” refer to the specified Article, Section or clause of this Agreement; and (5) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, and Yinse. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(iii)  As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(iv)  As used in this Agreement, a matter is "to the knowledge of" the Seller, the Seller Parties, the Founders or the Group Companies (as the case may be) if the Seller, Seller Parties, Founders or Group Companies (as the case may be) know or should have known such matter.

ARTICLE 13

Miscellaneous

13.01.  Public Announcements. Subject to applicable Law, and the rules and regulations of any stock exchange on which the securities of Legend or its Affiliates are traded, none of the Seller or the Founders shall, nor shall any Seller or the Founders permit any of its Affiliates to, issue any press release, publicity statement, communication with stockholders, public notice or other public disclosure relating to this Agreement or the transactions contemplated hereby without prior notice to, consultation with, and the consent of the Purchaser.

13.02.  Communication. None of the Seller Parties will undertake any communication with any Governmental Authority prior to the Closing without the prior consent of the Purchaser.

13.03.  Notices. All notices, demands or other communications given hereunder (a) shall be deemed to have been duly given and received (i) upon personal delivery, (ii) if by facsimile, when confirmation of its error-free transmission has been recorded by the sender's fax machine, or (iii) the second succeeding Business Day after deposit with UPS or other equivalent air courier delivery service, unless the notice is held or retained by the customs service, in which case the date shall be the fifth succeeding Business Day after such deposit and (b) must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 13.03):

If to the Purchaser, to:
Address:   Room 601-602, Tower C, Baoding Center, NO.7, DongDaMoChang Street, Chongwen District, Beijing
Facsimile No: 010-67082707
Attn: Shao Changjian

If to the Seller or the Founders, to

Address:   Room 8-3-101, Guanyuan Plaza, No. 1 Cuihua Street, Xicheng District, Beijing.
Facsimile No: 010-66126396
Attn: Ju Baochun

13.04.  Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses.

13.05.  Confidentiality. The Parties recognize that, in connection with the performance of this Agreement and the Ancillary Agreements, each Party (in such capacity, the “Disclosing Party”) may disclose Confidential Information to the other party (the “Receiving Party”). The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Ancillary Agreement and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the Ancillary Agreements, (2) to its agent, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. “Confidential Information” shall mean (i) the terms of this Agreement and the other Ancillary Agreements and proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business and (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure. “Confidential Information” shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party; or (D) has been independently developed by the Receiving Party.

13.06.  Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.07.  No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any Person.

13.08.  No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (i) for assignments and transfers by operation of Law and (ii) that the Purchaser may assign any or all of its rights, interests and obligations hereunder (including its rights under Article 10) to a subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.09.  Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of law rules thereof.

13.10.  Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other Parties hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other.

All disputes arising out of or in connection with this Agreement shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong, which shall be conducted in accordance with HKIAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral tribunal shall comprise three arbitrators, two appointed by the Purchaser and the Seller respectively and the third appointed jointly by the two arbitrators. The language of the arbitration shall be in English.

13.11.  Waiver of Immunity. To the extent that the Purchaser or the Seller Parties (including assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), the Purchaser and the Seller Parties hereby irrevocably waive such immunity. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 13.10.

13.12.  Entire Agreement. This Agreement and the Ancillary Agreements constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the parties with respect to the subject matter hereof, including that certain Letter of Intent dated January 23, 2008 (as amended).

13.13.  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of the parties to it.

13.14.  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added as a part of this Agreement a mutually acceptable legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.15.  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.16.  Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.17.  Language. This Agreement is prepared in both English and Chinese versions, with each version having equal validity and legal effect. In the event of discrepancy between the English and Chinese versions, the English version shall govern.

13.18.  Taking Effect. This Agreement shall take effect on the date and year first above written.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Legend Media Inc.

/s/ Jeffrey Dash
By: Jeffrey Dash
Title: Chief Executive Officer

Well Chance Investments Limited

/s/ Jeffrey Dash
By: Jeffrey Dash
Title: President

Music Radio Limited

/s/ Ju Baochun
By: Ju Baochun
Title: Executive Director

The Founders

/s/ Ju Baochun
Ju Baochun

/s/ Xue Wei
Xue Wei

EXHIBIT

DISCLOSURE SCHEDULE

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